Exhibit 99.1

RED LION HOTELS CORPORATION APPOINTS DAVID WRIGHT

INTERIM CHIEF FINANCIAL OFFICER

- Jim Bell Stepping Down -

SPOKANE, Wash., April 12, 2016 - (GLOBE NEWSWIRE) – Red Lion Hotels Corporation (“RLHC” or the “Company”) (NYSE:RLH), a growing hospitality company that operates and franchises upscale, midscale and economy hotels, announced today that James Bell, its former Chief Financial Officer, has decided to leave RLHC to pursue another professional venture. The Board has appointed David Wright, the Company’s Vice President of Accounting, Tax & External Reporting, as interim Chief Financial Officer, effective immediately. The Board, working with leading executive search firm AETHOS Group, will lead the search for a permanent Chief Financial Officer.

“RLHC has a remarkably experienced management team in place to deliver on the Company’s growth plans in the five brands that it franchises,” commented Greg Mount, President and Chief Executive Officer. “We will continue to focus on growing our national presence to drive value for our shareholders. Our balance sheet should provide RLHC with the capacity essential to support our anticipated growth in the years to come. We would like to thank Jim Bell for his contributions to our transformation during his tenure, which have been invaluable, and we wish him the very best in his future endeavors.”

David Wright joined RLHC in 2015 as Vice President of Accounting, Tax & External Reporting to oversee all accounting related functions, including management of all aspects of generally accepted accounting principles (GAAP) applied within the Company, comprehensive tax accounting and policies, Sarbanes-Oxley internal controls, all Securities and Exchange Commission (SEC) filings, and management of quarterly reviews, annual audits and external auditor communications. He brings over 18 years of broad technical accounting and financial reporting expertise, having worked for the previous seven years in various technical accounting roles at Itron (NASDAQ:ITRI) and for 11 years prior to that in increasing supervisory roles on external audit engagements at Deloitte. In addition to his existing responsibilities, Mr. Wright will fill the role of interim Chief Financial Officer until a permanent candidate is identified and on-boarded.

About RLHC:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotel, Red Lion Inn & Suites, GuestHouse and Settle Inn brands. Established in 1959, the company has 125 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

Investor Relations Contact

Evelyn Infurna

O: 203-682-8265

C: 203-856-2088

Investor.Relations@redlion.com